SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26247 (Commission File Number)	77-0507675 (IRS Employer Identification No.)

350 Ellis Street, Mountain View, California (Address of principal executive offices)	94043 (Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 9, 2005, a subsidiary of VERITAS Software Corporation (together with its subsidiaries, the “Company”) entered into a Termination and Assignment Agreement (the “Termination Agreement”), by and among the Company; Wells Fargo Bank Northwest, National Association, as Owner Trustee; the various banks and other lending institutions listed on the signature pages thereto; Bank of America, N.A., as Agent; and certain other parties. Pursuant to the Termination Agreement and the transactions contemplated thereby, the Company acquired beneficial ownership of the VS Trust 2000-1, a trust organized under the laws of the State of Utah and the landlord of its Roseville, Minnesota campus. The Company leased the campus pursuant to a synthetic lease arrangement entered into in March 2000. The Company acquired all of the beneficial interest of the trust for approximately $1.2 million, and concurrently paid off the acquisition and construction loan for the development of the Roseville, Minnesota campus, in the outstanding amount of approximately $40.3 million. The loan payment was a condition to the Company’s acquisition of the beneficial interests in the trust and the Company did not incur any material early termination penalties in connection with the Termination Agreement. The Company’s decision to acquire the beneficial interests in the trust was in anticipation of the maturity date of the landlord’s loan, which the Company had guaranteed under the synthetic lease arrangement.

In addition, by the end of March 2005, the Company expects to acquire in a similar manner beneficial ownership of the trust holding its office buildings in Milpitas, California, which it is currently occupying under a similar synthetic lease arrangement, for aggregate cash payment of approximately $194 million.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation
Date: March 14, 2005	/s/ Edwin J. Gillis
Edwin J. Gillis
Executive Vice President and Chief Financial Officer